EXHIBIT 99.1

For Immediate Release October 15, 2024	Media Contact: PfizerMediaRelations@Pfizer.com +1 (212) 733-1226 Investor Contact: IR@Pfizer.com +1 (212) 733-4848

Tim Buckley Elected to Pfizer’s Board of Directors

NEW YORK, October 15, 2024 – Pfizer Inc. (NYSE: PFE) today announced the election of Mortimer (“Tim”) J. Buckley to its Board of Directors, effective immediately, following a lengthy and comprehensive search that began in May 2024. Mr. Buckley, age 55, was also appointed to and will join the Governance and Sustainability Committee and the Audit Committee of Pfizer’s Board. Following the appointment of Mr. Buckley, the Board will comprise 14 directors, 13 of whom are independent.

Mr. Buckley served as Chairman and Chief Executive Officer at Vanguard from 2018 until his retirement in 2024. Previously he was Vanguard’s Chief Investment Officer, overseeing the company’s internally managed stock, bond and money market portfolios as well as investment research and methodology. Mr. Buckley joined Vanguard in 1991 and held numerous senior leadership roles, including Chief Information Officer and head of the Retail Investor Group. Outside of Vanguard, he served as Chairman of the board of Children’s Hospital of Philadelphia from 2011 to 2017.

Mr. Buckley received a Bachelor of Arts in Economics from Harvard College and a Master of Business Administration from Harvard Business School.

“We are pleased to welcome Tim Buckley to Pfizer’s Board of Directors,” stated Albert Bourla, Pfizer Chairman and Chief Executive Officer. “Tim is a widely respected business leader with deep expertise in global investment management, financial markets, and operations, and someone who values a shared sense of purpose, all of which will be an asset to Pfizer and our shareholders.”

“I'm honored to join Pfizer’s Board of Directors, a group of leaders with distinguished careers in science, government, academia, technology and business,” said Buckley. “I'm impressed with Pfizer’s dedication to patients and focus on innovation to improve health.  I look forward to working with the Board and management to support the breakthroughs that change patients' lives while concurrently driving long-term shareholder value.”
About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For 175 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on X at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.
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